Exhibit 21

SUBSIDIARIES

NAME	JURISDICTION OF INCORPORATION

Patterson Dental Holdings, Inc.	Minnesota

Patterson Dental Supply, Inc.	Minnesota

Direct Dental Supply Co.	Nevada

Patterson Dental Canada Inc.	Canada

Patterson Technology Center, Inc.	Minnesota

Patterson Office Supplies, Inc.	Minnesota

Williamston Industrial Center, LLC	Michigan

PDC Funding Company, LLC	Minnesota

PDC Funding Company II, LLC	Minnesota

Webster Veterinary Supply, Inc.	Minnesota

Webster Management LP	Minnesota

Patterson Medical Holdings, Inc.	Delaware

Patterson Medical Supply, Inc.	Minnesota

Tumble Forms, Inc.	New York

Midland Manufacturing Company, Inc.	South Carolina

Sammons Preston Canada, Inc.	Ontario

Patterson Global Limited	England & Wales

Kinetec S.A.	France

Patterson Medical Limited	England & Wales

Mobilis Healthcare Group Ltd	United Kingdom

Halo Healthcare Ltd	United Kingdom

County Footwear Ltd	United Kingdom

Ausmedic Australia Pty	Australia

Auckbritt International Ltd	New Zealand

Metron Holding Pty	Australia

Metron Medical Australia Ltd	Australia

Metron Medical Co. Ltd	Thailand

Physio Med Services Ltd	United Kingdom

Days Healthcare Property Investments Ltd	United Kingdom

PCI Limited I, LLC	Delaware

PCI Limited II, LLC	Delaware

PCI Two Limited Partnership	England

Patterson Logistics Services, Inc.	Minnesota

Dolphin Imaging Systems, LLC	Delaware

Dolphin Practice Management, LLC	Delaware